    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1997

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              ORYX ENERGY COMPANY
             (Exact name of Registrant as specified in its charter)

              DELAWARE                            1311                           23-1743284
  (State or other jurisdiction of     (Primary standard industrial    (I.R.S. employer identification
   incorporation or organization)     classification code number)                   no.)

                             ---------------------

                                                                  EDWARD W. MONEYPENNY
                                                           EXECUTIVE VICE PRESIDENT, FINANCE,
                  13155 NOEL ROAD                              AND CHIEF FINANCIAL OFFICER
             DALLAS, TEXAS 75240-5067                                13155 NOEL ROAD
                  (972) 715-4000                                   ORYX ENERGY COMPANY
(Address, including zip code, and telephone number,              DALLAS, TEXAS 75240-5067
  including area code, of Registrant's principal                     (972) 715-4000
                 executive offices)                 (Name, address, including zip code, and telephone
                                                                         number,
                                                       including area code, of agent for service)

                             ---------------------
                                   COPIES TO:

              EDWARD D. SOPHER, ESQ.                              JONATHAN R. ROD, ESQ.
     AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.               MILBANK, TWEED, HADLEY & MCCLOY
                590 MADISON AVENUE                               1 CHASE MANHATTAN PLAZA
             NEW YORK, NEW YORK 10022                           NEW YORK, NEW YORK 10005

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
                             ---------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                     PROPOSED         PROPOSED
                    TITLE OF                         AMOUNT           MAXIMUM          MAXIMUM         AMOUNT OF
                SECURITIES BEING                      TO BE       OFFERING PRICE      AGGREGATE      REGISTRATION
                   REGISTERED                     REGISTERED(1)     PER UNIT(2)   OFFERING PRICE(1)      FEE(3)
--------------------------------------------------------------------------------------------------------------------
Debt Securities; Preferred Stock; and Common
  Stock.........................................   $500,000,000        100%         $500,000,000      $149,090.90
====================================================================================================================

(1) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price of all Securities equal to $500,000,000.
(2) Estimated solely for the purpose of calculating the amount of the registration fee.
(3) A filing fee of $2,758 was previously paid by the Registrant with respect to $8,000,000 of the securities previously registered under the Registrant's Registration Statement on Form S-3 (File No. 33-45611), resulting in a net fee of $149,090.90.
                             ---------------------
     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein also relates to a total of $8,000,000 of securities currently registered under Registration Statement No. 33-45611.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT
     BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL
     THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED AUGUST [  ], 1997.

PROSPECTUS

                                  $500,000,000

                              ORYX ENERGY COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                             ---------------------

     Oryx Energy Company (Company) may offer from time to time in one or more series its unsecured debt securities (Debt Securities). The Debt Securities may be senior debt securities (Senior Debt Securities), senior subordinated debt securities (Senior Subordinated Debt Securities) or subordinated debt securities (Subordinated Debt Securities). The Subordinated Debt Securities may be convertible into shares of Common Stock, $1.00 par value, of the Company (Common Stock). The Company may also from time to time offer shares of Common Stock or Preferred Stock, $1.00 par value, of the Company (Preferred Stock). The aggregate offering price of the Debt Securities, the Common Stock and the Preferred Stock offered hereby (Securities) will not exceed $500,000,000. The Company will offer the Securities to the public from time to time on terms determined by market conditions.

     The Senior Debt Securities will be senior obligations of the Company, unsecured and unsubordinated to any other existing indebtedness of the Company. Because the Company is a holding company, the Senior Debt Securities will be effectively subordinated to the indebtedness (including trade payables) of the Company's subsidiaries outstanding from time to time.

     The Senior Subordinated Debt Securities will be subordinated in right of payment to all present and future Senior Debt of the Company as defined herein and senior in right of payment to the Subordinated Debt Securities, including the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due 2014.

     The Subordinated Debt Securities will be subordinated in right of payment to all present and future Senior Debt of the Company, which as to the Subordinated Debt Securities is defined to include the Senior Subordinated Debt Securities.

     An accompanying Prospectus Supplement relating to Debt Securities will set forth the specific terms of the offering and sale of such Debt Securities, including the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest, terms for conversion (if any), listing (if any) on a securities exchange, any terms for mandatory or optional redemption and any other specific terms of the series of Debt Securities in respect of which this Prospectus is being delivered (Offered Debt Securities).

     The Offered Debt Securities may be issuable in registered definitive form (Certificated Notes) or may be represented by one or more permanent global securities (Global Notes), as specified in the applicable Prospectus Supplement. Except in limited circumstances, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes and will not be considered the holders thereof. See "Description of Debt
Securities -- Book-Entry System."

     The Prospectus Supplement relating to Preferred Stock will set forth the specific designation, number of shares, rights, preferences, privileges and restrictions, including dividend rate (or manner of calculation thereof), time of payment of dividends, liquidation value, terms for conversion (if any), voting rights, listing (if any) on a securities exchange, any terms for mandatory or optional redemption and any other specific terms of the series of Preferred Stock in respect of which this Prospectus is being delivered (Offered Preferred Stock, and together with Offered Debt Securities and any Common Stock offered by such Prospectus Supplement, Offered Securities).

     The Securities will be sold either through underwriters, dealers or agents, or directly by the Company. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

     The Common Stock is listed on the New York Stock Exchange.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                             ---------------------

                The date of this Prospectus is August [  ], 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company (Commission File No. 1-10053) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (Commission). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the internet at http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates. In addition, such material and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, supplements and exhibits thereto, referred to as the Registration Statement) under the Securities Act of 1933, as amended (Securities Act), with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                             ---------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission (File No. 1-10053): (i) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996;
(ii) the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1997 and (iii) the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 13155 Noel Road, Dallas, Texas 75240-5067; Attn: Mr. Robert L. Thompson, Comptroller, telephone (972) 715-4000.

                                  THE COMPANY

     Oryx Energy Company (together with its consolidated subsidiaries, unless the context otherwise requires, Company) engages in the oil and gas exploration and production business. The Company has operations in six producing countries around the world: the onshore and offshore U.S., the U.K. North Sea, Ecuador, Kazakstan, Australia and Algeria. The Company continues to pursue exploration, development and selective acquisitions in areas in which it is currently operating with a view to increasing current production volumes and cash flow from operations. The Company's business in the United States is conducted through Sun Energy Partners, L.P. (Partnership), of which the Company is the Managing General Partner and owns a 98 percent interest.

     The Company was incorporated in Delaware in 1971. The Company's principal executive office is located at 13155 Noel Road, Dallas, Texas 75240-5067 and the telephone number is (972) 715-4000.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including repayment of existing indebtedness, capital expenditures and working capital requirements. Any specific allocation of the net proceeds of an offering of Securities will be described in the related Prospectus Supplement. The precise amount and timing of sales of the Securities will be dependent on the Company's capital requirements and market conditions and the availability and cost of other funds to the Company.

         CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
           TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements for the Company for the periods indicated.

                                             SIX MONTHS               YEAR ENDED DECEMBER 31
                                                ENDED        ----------------------------------------
                                            JUNE 30, 1997    1996    1995*    1994*    1993*    1992*
                                            -------------    ----    -----    -----    -----    -----
    Ratio of earnings to fixed charges....       3.17        3.17    1.83       --       --       --
    Ratio of earnings to fixed charges and
      preferred stock dividend
      requirements........................       3.17        3.17    1.83       --       --       --

---------------

* Earnings were inadequate to cover fixed charges, or fixed charges and preferred stock dividend requirements, by $97 million for 1994, $147 million for 1993 and $44 million for 1992.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of the Offered Debt Securities will be set forth in the Prospectus Supplement relating to such Offered Debt Securities.

     The Senior Debt Securities may be issued in one or more series under an indenture dated as of September 15, 1988, as amended and supplemented by the First Supplemental Indenture dated as of April 1, 1991 (Senior Indenture) between the Company and The Bank of New York, as trustee (Senior Trustee). The Senior Subordinated Debt Securities may be issued in one or more series under an indenture (Senior Subordinated Indenture) between the Company and IBJ Schroder Bank & Trust Company as trustee (Senior Subordinated Trustee). The Subordinated Debt Securities may be issued in one or more series under an indenture (Subordinated Indenture) between the Company and Bank of Montreal Trust Company, as trustee (Subordinated Trustee).

     The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes hereinafter collectively referred to as the Indentures. The Senior Trustee, the Senior Subordinated Trustee and the Subordinated Trustee are sometimes hereinafter collectively referred to as the Trustees.

     Copies of the Indentures have been filed as exhibits to the Registration Statement. The following summary of the material provisions of the Indentures is subject to, and is qualified in its entirety by reference to, all provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

GENERAL PROVISIONS APPLICABLE TO THE INDENTURES

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued by the Company and provide that Debt Securities may be issued from time to time in series. Unless otherwise specified in an applicable Prospectus Supplement with respect to a series of Debt Securities, the Debt Securities will be issued in registered form in denominations of $1,000 and any multiple thereof. The Debt Securities of any series will be issued initially as either certificated notes or global notes, as specified in the applicable Prospectus Supplement. Except as set forth under "Description of the Debt Securities -- Book-Entry System," global notes will not be issuable as certificated notes. Principal is to be payable, and the Debt Securities will be transferable and exchangeable, at the office or agency of the Company maintained for such purposes in New York City, which initially will be the Corporate Trust Office of the applicable Trustee; provided that global notes will be exchangeable only in the manner and to the extent set forth under "Book-Entry System." The Debt Securities may be transferred, combined or divided without payment of any charge other than taxes or other governmental charges. Payment of interest may, at the option of the Company, be made by check mailed to such registered holders.

     Because the Company conducts substantially all of its operations through its subsidiaries (including the Partnership), the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the distribution of the assets of the subsidiaries of the Company, including the Partnership, upon any liquidation or reorganization of any such subsidiary, or otherwise, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that the Company may itself be a creditor with recognized claims against any subsidiary. The ability of the Company to pay principal and interest on the Debt Securities is, to a large extent, dependent upon the payment to it of distributions, dividends, interest or other amounts by its subsidiaries (including the Partnership).

     The Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities may be issued and are, or will be, payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date or dates from which such interest will accrue; (5) the date or dates on which such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (6) each office or agency where, subject to the terms of the applicable Indenture, the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture, the Offered Debt Securities may be presented for registration of transfer or exchange; (7) the period or periods within which, the price or prices at which, and the terms and conditions, if any, upon which the Offered Debt Securities may be redeemed at the option of the Company; (8) the obligation, if any, of the Company to redeem, to repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (9) in the case of Subordinated Debt Securities, whether and upon what terms such Debt Securities will be convertible into Common Stock; (10) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended (Code), and the regulations thereunder; (11) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (12) whether the Offered Debt Securities are to be issued as certificated notes or global notes; (13) the currency or currencies

(including composite currencies) in which payments on the Offered Debt Securities are to be made if other than U.S. dollars; and (14) any other detailed terms and provisions of the Offered Debt Securities which are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a discount below their principal amount. Original Issue Discount Securities means any Debt Securities issued with "original issue discount" within the meaning of Section 1273(a) of the Code and the regulations thereunder. United States income tax and other considerations applicable to Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. Original Issue Discount Securities may provide for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

Book-Entry System

     If so specified in the applicable Prospectus Supplement, a series of Offered Debt Securities may be issued as global notes. Each global note will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the applicable Prospectus Supplement, will be The Depository Trust Company, New York, New York (Depositary), and registered in the name of a nominee of the Depositary. Certificated notes will not be exchangeable for global notes and, except under the circumstances described below, global notes will not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (Participants) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary Trust Company system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Commission.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a global note to be deposited with or on behalf of the Depositary will be represented by a global note registered in the name of such depositary or its nominee. Upon the issuance of a global note in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global note to the accounts of institutions that have accounts with such depositary or its nominee (participants). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global notes. Ownership of beneficial interests in global notes by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

     So long as the Depositary for a global note in registered form, or its nominee, is the registered owner of such global note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global note will not be entitled to have Debt Securities of the series represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owner or holders thereof under the applicable Indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global note representing such Debt Securities. None of the Company, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of any permanent global note, the Depositary will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     A global note may not be transferred except as a whole by the Depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue certificated notes in definitive registered form in exchange for the global note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more global notes and, in such event, will issue certificated notes in definitive form in exchange for the global note or Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery in definitive form of certificated notes of the series represented by such global note equal in principal amount to such beneficial interest and to have such certificated notes registered in its name.

Consolidation, Merger or Sale

     Nothing contained in the Indentures prevents any consolidation or merger of the Company with or into any other corporation or corporations (whether or not affiliated with the Company) or any sale or conveyance of all or substantially all the property of the Company to any other corporation, provided that upon any such consolidation, merger, sale or conveyance of or by the Company, other than a consolidation or merger in which the Company is the continuing corporation, the due and punctual payment of the principal of, and premium, if any, and interest on, all of the Debt Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indentures and the Debt Securities to be performed by the Company, are expressly assumed by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the corporation which shall have acquired such property.

Modification of the Indentures

     The Indentures contain provisions permitting the Company and the applicable Trustee, with the consent of the holders of not less than 66 2/3 percent in principal amount of the outstanding Debt Securities of each series affected, to modify the applicable Indenture or any applicable supplemental indenture or the rights of the holders of the Debt Securities of such series; provided that no such modification shall without the consent of the holders of each outstanding Debt Security affected thereby (a) change the fixed date upon which the principal of or the interest on any Debt Security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any amount payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the maturity thereof, or change the place or places where, or the currency in which, any Debt Security or any interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date on which such is due (or, in the case of redemption, on or after the date fixed for redemption) or, in the case of Subordinated Debt Securities, impair the right to convert such Debt Securities into Common Stock or, in the case of Senior Subordinated Debt Securities and Subordinated Debt Securities, modify the provisions of the Senior Subordinated Indenture or the Subordinated Indenture, respectively, with respect to the subordination of such Debt Securities in a manner adverse to holders thereof or (b) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any modification of the applicable Indenture or for waiver by the holders of certain of their rights.

     The Indentures also contain provisions permitting the Company and the applicable Trustee to amend the applicable Indenture in certain circumstances without the consent of the holders of any Debt Securities to evidence the merger of the Company, or the replacement of the applicable Trustee and for certain other purposes.

Events of Default

     An Event of Default with respect to Debt Securities of any series is defined in the Indentures as being: default for 30 days in payment of any interest of the Debt Securities of such series; default in payment of principal, including the payment of principal when due pursuant to any redemption provision, of the Debt Securities of such series; default for 90 days after written notice in performance of any other covenant in the Indenture applicable to the Securities of such series; provided, however, that such a default will not be an Event of Default if it cannot with due diligence be cured within such 90-day period due to causes beyond the control of the Company; default under any instrument evidencing indebtedness for borrowed money, if indebtedness in excess of $10,000,000 is thereby accelerated and such acceleration is not rescinded within 30 days after written notice is given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the holders of 25 percent or more in aggregate principal amount of the Debt Securities of that series; certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company, the Partnership, Sun Operating Limited Partnership or Oryx U.K. Energy Company; or any other Event of Default provided with respect to Debt Securities of that series. The Company will be required to file with the applicable Trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the Indentures. The Indentures provide that the applicable Trustee may withhold notice to the holders of the Debt Securities of any default (except in payment of principal of, or interest on, the Debt Securities) if such Trustee considers it in the interest of the holders of the Debt Securities to do so. The Indentures provide that, if an Event of Default with respect to the Debt Securities of any series specified therein shall have happened and be continuing, either the applicable Trustee or the holders of 25 percent or more in aggregate principal amount of the Debt Securities of that series may declare the principal amount (or if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series of Debt Securities) of all the Debt Securities and the interest accrued thereon to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of and accrued interest on Debt Securities which shall be become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of that series.

     Subject to the provisions of the Indentures relating to the duties of the Trustees, the Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction on any of the holders of the Debt Securities, unless such holders shall have offered to the applicable Trustee reasonable indemnity. Subject to such provision for indemnification, the holders of a majority in principal amount of the Debt Securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series, provided that the applicable Trustee shall have the right to decline to follow any such direction if such Trustee shall determine that the action so directed conflicts with any law or the provisions of the applicable Indenture or if such Trustee shall determine that such action would involve such Trustee in personal liability or would be prejudicial to holders not taking part in such direction.

Governing Law

     The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustees

     The Bank of New York is Senior Trustee under the Senior Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Debt Securities.

     IBJ Schroder Bank & Trust Company is expected to be the Senior Subordinated Trustee under the Senior Subordinated Indenture and is expected to be appointed by the Company as Registrar and Paying Agent with regard to the Senior Subordinated Debt Securities. Affiliates of IBJ Schroder Bank & Trust Company have other customary banking relationships with the Company.

     Bank of Montreal Trust Company is expected to be the Subordinated Trustee under the Subordinated Indenture and is expected to be appointed by the Company as Registrar and Paying Agent with regard to the Subordinated Debt Securities. Affiliates of the Bank of Montreal Trust Company have other customary banking relations with the Company.

SENIOR INDENTURE PROVISIONS

General

     The Senior Debt Securities will be senior obligations of the Company, unsecured and unsubordinated to any other indebtedness of the Company. Because the Company is a holding company, the Senior Debt Securities will be effectively subordinated to the indebtedness (including trade payables) of the Company's subsidiaries outstanding from time to time. As of June 30, 1997, the Company's subsidiaries had aggregate indebtedness of $116 million outstanding to third parties, including approximately $114 million of trade payables. The Senior Indenture contains no restrictions on the ability of the Company or its subsidiaries to incur additional indebtedness and except as set forth below, the Senior Indenture contains no restrictions on the ability of the Company and its subsidiaries to incur secured indebtedness.

Limitations on Liens

     Nothing in the Senior Indenture or the Senior Debt Securities will in any way limit the amount of indebtedness or securities (other than the Securities) which may be incurred or issued by the Company or any of its subsidiaries. The Senior Indenture provides that neither the Company nor any Restricted Subsidiary (as defined below) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Debt) secured by a mortgage, lien, pledge or other encumbrance (Mortgage) upon any Restricted Property (as defined below) without effectively providing that the outstanding Senior Debt Securities (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally with the Senior Debt Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. This restriction will not, however, apply to (a) Mortgages on property to secure all or part of the cost of exploration, drilling or development thereof or all or part of the cost of altering or repairing equipment used in connection therewith or (in the case of property which is, in the opinion of the Board of Directors, substantially unimproved for the use intended by the Company) all or part of the cost of improvement thereof, or to secure Debt incurred to provide funds for any such purpose; (b) Mortgages which secure only indebtedness owing by a Subsidiary (as defined below) to the Company, or to one or more Subsidiaries, or to the Company and one or more Subsidiaries; (c) Mortgages on the property of any corporation or other entity existing at the time such corporation or entity becomes a Subsidiary; (d) Mortgages on any property to secure Debt or other indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Debt issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; or (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) or of any Mortgage existing on the date of original issuance of the applicable series of Senior Debt Securities. Notwithstanding the foregoing, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Restricted Subsidiaries so secured, and the aggregate value of the sale and lease-back transactions which would otherwise be subject to the restrictions described under "Limitation on Sale and Lease-Back," does not at the time such Debt is incurred exceed ten percent of the Shareholders' Equity in the Company and its consolidated subsidiaries as shown in the latest audited consolidated balance sheet of the Company. The following types of transactions, among others, shall not be deemed to create Debt secured by Mortgages: (1) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or as an overriding royalty; and (2) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

     The Senior Indenture contains no limitations on Mortgages on property acquired or constructed after the date of original issuance of the applicable series of Senior Debt Securities or property owned which is not Restricted Property. The term Restricted Property is defined to mean any interest owned on the date of original issuance of the applicable series of Senior Debt Securities by the Company or a Subsidiary in property situated in the United States (both onshore and offshore) classified by such owner as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities as of the date of issuance of the applicable series of Senior Debt Securities and any shares of capital stock or indebtedness of a Restricted Subsidiary. The term Restricted Subsidiary is defined to mean any Subsidiary (as defined below) of the Company which owns Restricted Property. The term Subsidiary is defined to mean any corporation, partnership, association, company, business trust or other entity in which the Company directly or indirectly (i) owns or controls a majority of the outstanding voting securities having by the terms thereof ordinary voting power to elect a majority of the board of directors (or other body fulfilling a substantially similar function) of such entity (irrespective of whether or not at the time any other class or classes of such voting securities shall have or might have voting power by reason of the happening of any contingency) or (ii) in the case of an entity which does not have a board of directors (or other body fulfilling a substantially similar function) has the authority to control the policies of such entity (including any partnership of which the Company or a Subsidiary is a managing general partner).

Limitation on Sale and Lease-Back

     The Senior Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any arrangement with any person (other than the Company or a Restricted Subsidiary) providing for the leasing to the Company or a Restricted Subsidiary for a period of more than three years of any Restricted Property which has been, or is to be, sold or transferred by the Company or such Restricted Subsidiary to such person or to any person (other than the Company or a Restricted Subsidiary) to which funds have been or are to be advanced by such person on the security of the leased property unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described under "Limitations on Liens" above, to incur Debt in a principal amount equal to or exceeding the value of such sale and lease-back transaction, secured by a Mortgage on the property to be leased, without equally and ratably securing the outstanding Senior Debt Securities, or (b) the Company, during or immediately after the expiration of four months after the effective date of such transaction, applies to the voluntary retirement of its indebtedness maturing by its terms more than one year after the original creation thereof (Funded Debt) an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the Board of Directors of such property at the time of entering into such transaction (in either case adjusted proportionately to reflect the remaining term of the lease), less an amount equal to the sum of
(i) the principal amount of Senior Debt Securities delivered, within four months after the effective date of such arrangement, to the Trustee for retirement and cancellation and (ii) the principal amount of other Funded Debt voluntarily retired by the Company within such four month period excluding retirements of Senior Debt Securities and other Funded Debt as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity.

     The Senior Indenture contains no limitations on the sale and lease-back of property acquired or constructed after the date of original issuance of the applicable series of Senior Debt Securities or of any property owned which is not Restricted Property.

     Unless otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, the covenants applicable to the Senior Debt Securities would not necessarily afford holders protection in the event of a highly leveraged transaction, a sale of assets, an incurrence of additional unsecured debt or other similar transactions involving the Company, whether or not involving a downgrade in the ratings accorded to the Senior Debt Securities by any nationally recognized statistical rating organization.

Consolidation, Merger or Sale

     In addition to the provisions described above under "General Provisions Applicable to the Indentures -- Consolidation, Merger or Sale," the Senior Indenture also provides that if, upon any consolidation or merger of the Company with or into any other corporation or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the property of the Company or of any Subsidiary would thereupon become subject to any mortgage, lien or pledge, the Company will before or at the time of such consolidation, merger, sale or conveyance secure the Senior Debt Securities, equally and ratably with any other obligations of the Company or any Subsidiary then entitled thereto, by a direct lien on all such property prior to all liens other than any liens already existing thereon.

Defeasance

     Unless otherwise specified in the Prospectus Supplement with respect to the Offered Debt Securities of any series, the Company, at its option, (a) will be Discharged (as defined in the Senior Indenture) from any and all obligations in respect of any series of Senior Debt Securities (except in each case for certain obligations to register the transfer or exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Indenture described under "General Provisions Applicable to the Indentures" and "Senior Indenture Provisions" nor be subject to the operation of the cross acceleration provisions described under "General Provisions Applicable to the Indentures -- Events of Default" or to the provisions relating to redemption of the Senior Debt Securities of such series, in each case, if the Company irrevocably deposits with the Senior Trustee, in trust, money or U.S. Government Obligations (as defined in the Senior Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest on the Senior Debt Securities on the dates such payments are due in accordance with the terms of such series of Senior Debt Securities. To exercise any such option, the Company is required to deliver to the Senior Trustee an opinion of counsel or revenue ruling to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a Discharge pursuant to clause (a), if the issue of Senior Debt

Securities is then listed on the New York Stock Exchange, an opinion of counsel that the deposit and related defeasance would not subject such Senior Debt Securities to delisting.

SENIOR SUBORDINATED INDENTURE PROVISIONS

General

     The Senior Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Senior Subordinated Indenture will not limit the amount of other indebtedness or securities which may be issued by the Company or any of its subsidiaries.

Subordination of Senior Subordinated Debt Securities

     The Senior Subordinated Debt Securities will rank senior to the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due 2014 and any other Subordinated Debt Securities hereinafter issued, but will be subordinated and subject, to the extent and in the manner set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Company. No payment of principal (including redemption and sinking fund payments) of, premium, if any, or interest on, the Senior Subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. During the continuance of any other event of default with respect to Senior Debt for which maturity may be accelerated immediately and if the Senior Subordinated Trustee has received written notice on behalf of holders of such Senior Debt, the Company may not for 90 days from receipt of such notice do anything which would be prohibited (as set out in the immediately preceding sentence) if any Senior Debt has not been paid; however, if the maturity of any such Senior Debt is not accelerated within 90 days following the due date of any payments prevented by such default and notice, the Company may resume payments on the Senior Subordinated Debt Securities. If payment of the Senior Subordinated Debt Securities is accelerated because of an Event of Default, prompt notice must be given to holders of Senior Debt, and the Company may not pay the Senior Subordinated Debt Securities until 30 days after the acceleration occurs (if any Senior Debt remains outstanding) and thereafter may pay the Senior Subordinated Debt Securities only if the Senior Subordinated Indenture otherwise permits. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Senior Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Senior Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Senior Subordinated Debt Securities are paid in full. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Senior Subordinated Debt Securities, and creditors of the Company who are not holders of Senior Debt or the Senior Subordinated Debt Securities or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Senior Subordinated Debt Securities.

     "Senior Debt" with respect to the Senior Subordinated Debt Securities will be defined to mean the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Senior Subordinated Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof) and indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

          (b) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

          (c) all indebtedness of others of the kinds described in the preceding clause (a) and all lease obligations of others of the kind described in the preceding clause (b) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise;

          (d) all obligations of the Company with respect to letters of credit issued in connection with indebtedness of others of the kind described in the preceding clause (a) or leased obligations of the kind described in the preceding clause (b); and

          (e) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (c), all renewals or extensions of lease obligations of the kinds described in either of the preceding clauses (b) and (c) and all renewals or extensions of obligations with respect to letters of credit of the kind described in the preceding clause (d);

unless, in the case of any particular indebtedness, lease obligation, renewal, extension, refunding or obligations with respect to letters of credit, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, obligation, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Senior Subordinated Debt Securities or is subordinate in right of payment to the Senior Subordinated Debt Securities. Senior Debt with respect to the Senior Subordinated Debt Securities shall not include any obligations on account of the Company's 7 1/2% Convertible Subordinated Debentures Due 2014 or the Company's Subordinated Debt Securities as to which the Senior Subordinated Securities are Senior Debt.

     At June 30, 1997, Senior Debt with respect to the Senior Subordinated Debt Securities totalled $968 million (not including accrued interest). The Senior Subordinated Indenture does not limit the amount of Senior Debt which the Company may incur.

     Anti-Layering. The Senior Subordinated Indenture will provide that the Company shall not incur any indebtedness which is subordinate or junior in right of payment to any Senior Debt unless such indebtedness constitutes indebtedness which is junior to, or pari passu in right of payment with, the Senior Subordinated Debt Securities.

SUBORDINATED INDENTURE PROVISIONS

General

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Subordinated Indenture will not limit the amount of other indebtedness or securities which may be issued by the Company or any of its subsidiaries.

Conversion Rights

     The Prospectus Supplement relating to the Offered Debt Securities will provide whether any Subordinated Debt Securities will be convertible into shares of Common Stock at any time on or prior to the maturity date of such Subordinated Debt Securities and if so the initial conversion price at which such Subordinated Debt Securities will be so convertible, except that if a Subordinated Debt Security or portion thereof is earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time. Fractional shares of Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then current market price (as defined in the Subordinated Indenture) of Common Stock on the last business day prior to the date of conversion.

     The conversion price will be subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions or combinations of Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants (expiring within 60 days after the record date for determining shareholders entitled to receive them) entitling them to subscribe for or purchase Common Stock at less than the then current market price (as defined in the

Subordinated Indenture); and (iv) the distribution to all holders of Common Stock or capital stock (other than Common Stock), evidences of indebtedness of the Company, assets (excluding regular periodic cash dividends at a rate which is substantially consistent with past practice, including past practice with respect to increases in dividends), or rights or warrants to subscribe for or purchase securities of the Company (excluding the dividends, distributions, rights and warrants mentioned above).

     Subordinated Debt Securities surrendered for conversion between a record date for payment of interest and the next succeeding interest payment date (unless such Subordinated Debt Securities are subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the interest thereon which is to be paid on such interest payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Subordinated Debt Securities or for any dividends or distributions on any shares of Common Stock delivered upon conversion. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to one percent of such price. The Company reserves the right to make such reductions in the conversion price, in addition to those required in the foregoing provisions, as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable.

     Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g. distributions of evidences of indebtedness or assets of the Company but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions of the Subordinated Indenture, the conversion price of the Subordinated Debt Securities is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the Subordinated Debt Securities.

Subordination of Subordinated Debt Securities

     The Subordinated Debt Securities will rank pari passu with the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due 2014, but will be subordinated and subject, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Company. No payment of principal (including redemption and sinking fund payments) of, premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. During the continuance of any other event of default with respect to Senior Debt for which maturity may be accelerated immediately and if the Subordinated Trustee has received written notice on behalf of holders of such Senior Debt, the Company may not for 90 days from receipt of such notice do anything which would be prohibited (as set out in the immediately preceding sentence) if any Senior Debt has not been paid; however, if the maturity of any such Senior Debt is not accelerated within 90 days following the due date of any payments prevented by such default and notice, the Company may resume payments on the Subordinated Debt Securities. If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, prompt notice must be given to holders of Senior Debt, and the Company may not pay the Subordinated Debt Securities until 30 days after the acceleration occurs (if any Senior Debt remains outstanding) and thereafter may pay the Subordinated Debt Securities only if the Subordinated Indenture otherwise permits. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Subordinated Debt Securities are paid in full. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Subordinated Debt Securities, and creditors of the Company who are not holders of Senior Debt or the Senior Subordinated Debt Securities or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     "Senior Debt" with respect to the Subordinated Debt Securities will be defined to mean the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of the Company for money borrowed (including any indebtedness secured by a mortgage or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or (ii) existing on property at the time of acquisition thereof) and indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money;

          (b) all lease obligations of the Company which are capitalized on the books of the Company in accordance with generally accepted accounting principles;

          (c) all indebtedness of others of the kinds described in the preceding clause (a) and all lease obligations of others of the kind described in the preceding clause (b) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise;

          (d) all obligations of the Company with respect to letters of credit issued in connection with indebtedness of others of the kind described in the preceding clause (a) or leased obligations of the kind described in the preceding clause (b); and

          (e) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (c), all renewals or extensions of lease obligations of the kinds described in either of the preceding clauses (b) and (c) and all renewals or extensions of obligations with respect to letters of credit of the kind described in the preceding clause (d);

unless, in the case of any particular indebtedness, lease obligation, renewal, extension, refunding or obligations with respect to letters of credit, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, obligation, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities. Senior Debt with respect to the Subordinated Debt Securities shall not include any obligations on account of the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due 2014, which shall rank pari passu with the Subordinated Debt Securities.

     At June 30, 1997, Senior Debt with respect to the Subordinated Debt Securities totalled $968 million (not including accrued interest). The Subordinated Indenture does not limit the amount of Senior Debt which the Company may incur.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has 272,740,606 authorized shares of stock, consisting of (i) 250,000,000 shares of Common Stock having a par value of $1.00 per share, (ii) 7,740,606 shares of Cumulative Preference Stock (Preference Stock) having a par value of $1.00 per share, and (iii) 15,000,000 shares of Preferred Stock having a par value of $1.00 per share. At June 30, 1997, there were 105,415,076 shares of Common Stock outstanding. There are two series of Preference Stock designated, none of which were outstanding at June 30, 1997. Of the Series A Preference Stock, 120,000 shares were designated and reserved for issuance upon exercise of the Stock Purchase Rights (Rights). The Preferred Stock was authorized by vote of the shareholders on May 5, 1992 and there are currently no shares of Preferred Stock designated or outstanding. In addition, on June 30, 1997 the Company had reserved for issuance 5,111,438 shares of Common Stock on conversion of the outstanding 7 1/2% Convertible Subordinated Debentures Due 2014 and 2,709,978 shares of Common Stock upon the exercise of outstanding management options.

     The following summary description of the Company's capital stock is subject to the detailed provisions of the Company's Restated Certificate of Incorporation (Certificate), a copy of which has been filed as an exhibit to the Registration Statement.

COMMON STOCK

     Voting. Each share of Common Stock entitles its record owner to one vote on all matters submitted to the stockholders for action. The stockholders are not entitled to cumulative voting rights in the election of directors.

     Dividends. Subject to the rights of holders of any class of Preference Stock or Preferred Stock, the holders of Common Stock are entitled to share ratably in dividends in such amount as may be declared by the Company's Board of Directors (Board) from time to time out of funds legally available therefor. The payment of dividends on the Common Stock is restricted under the Company's Revolving Credit and Term Loan Agreement to no more than $1.20 per share annually, and is prohibited in the event of a default under such agreement.

     Business Combinations with Interested Stockholders. The Company is covered by Section 203 of the Delaware General Corporation Law which provides that a corporation shall not engage in any business combination with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of such transaction, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time, excluding certain shares owned by directors, officers and employees of the corporation, or (3) on or subsequent to such date the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock other than the interested stockholder. "Interested stockholder" is defined as any person that is the owner (by itself or with affiliates) of 15 percent or more of the outstanding voting stock of the corporation.

     Fair Price Provision. Under the Certificate, a business combination involving the Company and a related person (defined as a holder of more than ten percent of the voting stock of the Company) must provide that the price paid all stockholders in such a transaction will be at least equal in value to the highest price per share previously paid by the related person in acquiring any of its shares of voting stock unless such transactions has been approved by: (1) holders of at least 75 percent of the outstanding shares of voting stock held by shareholders other than related persons; or (2) two-thirds of the Continuing Directors (defined as the directors of the Company serving immediately prior to the time the related person acquired its ten percent interest). As a practical matter, if a business combination is not approved by the Continuing Directors, a vote of 75 percent of the outstanding shares of voting stock held by shareholders other than the related persons may not be obtainable. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders.

     Prevention of Greenmail. The Certificate prohibits the Company from purchasing or agreeing to purchase any of its equity securities, at a price in excess of fair market value, from any holder of five percent or more of any class of voting stock (excluding any person who held such amounts on November 1, 1988 and who was also a holder of five percent of the outstanding shares of Sun Company, Inc. common stock on July 6, 1988) who has beneficially owned such securities for less than two years. However, such a transaction may be consummated if approved by holders of at least a majority of the Company's voting stock, excluding such five percent holder. This stockholder approval requirement, however, would not apply to any acquisition by the Company of its equity securities (i) as part of a tender or exchange offer available on the same terms to all other holders of securities of the same class as such securities, (ii) as part of an open market purchase program, and not the result of a privately negotiated transaction, or (iii) as the result of the redemption of securities which have terms providing for such redemption. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders (excluding any shares held by any holder of five percent or more of the Common Stock).

     Board of Directors. The Certificate provides that (i) the Board is classified into three classes, (ii) the number of directors comprising the Board is to be fixed from time to time by the Board at not less than five nor more than 11, which number is presently fixed at nine, and (iii) the term of office of each class expires in consecutive years so that only one class is elected in each year. The provisions described in this paragraph may only be changed, amended, altered or repealed by the affirmative vote of at least 75 percent of the votes entitled to be cast by the stockholders. Because the Board is classified, under Section 141 of the Delaware General Corporation Law stockholders may remove directors only for cause.

     Liquidation Rights. The holders of Common Stock are entitled to receive pro rata the assets of the Company legally available for distribution to such stockholders upon liquidation or dissolution.

     Other. The shares of Common Stock presently outstanding are, and any shares of Common Stock to be offered under a Supplemental Prospectus to this Prospectus will be validly issued, fully paid and nonassessable. The Common Stock is not redeemable and has no preemptive, exchange or conversion rights.

     Transfer Agent and Registrar. The Transfer Agent and Registrar of the Common Stock is Chase Mellon Shareholder Services, LLC, New York, New York.

PREFERRED STOCK

     The Board is authorized by the Certificate to issue Preferred Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series. The particular terms of any series of Offered Preferred Stock will be set forth in the Prospectus Supplement relating to such Offered Preferred Stock.

     Subject to the rights of holders of any class of Preference Stock, the holders of Preferred Stock are entitled to receive dividends, when and as declared by the Board out of funds legally available for that purpose. As to dividends and rights upon liquidation, dissolution or winding up, the Preferred Stock will rank junior and subordinate to any series of Preference Stock and prior to the Common Stock.

PREFERENCE STOCK

     The Board is authorized by the Certificate to issue Preference Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series.

     Holders of Preference Stock are entitled to receive, when and as declared by the Board out of assets legally available for that purpose, annual cumulative dividends payable in quarterly installments. Unless full cumulative dividends on the Preference Stock have been paid, no dividend may be declared or paid on, or other distributions made upon, Preferred Stock or Common Stock, nor may any Preferred Stock or Common Stock be redeemed or purchased by the Company.

     Subject to certain conditions, the Company may redeem all or any part of the Preference Stock then outstanding.

     If the equivalent of six quarterly dividends on the Preference Stock are unpaid, the number of directors of the Company will be increased by two, and the holders of the Preference Stock, voting as a class, will be entitled to select the additional two directors until all dividends in arrears have been paid or declared and set aside for payment. At such time, the additional two directors will cease to serve as directors and the number of directors will decrease by two.

     The affirmative vote or consent of holders of at least two-thirds of outstanding shares of Preference Stock is necessary for the Company to alter or change certain preferences or rights or to create any class of stock ranking prior to or on a parity with the Preference Stock.

RIGHTS

     On September 11, 1990, the Board declared a dividend distribution of one Stock Purchase Right on each outstanding share of Common Stock, payable September 28, 1990 to holders of record of the Common Stock on that date. The Rights are also issuable upon the issuance of additional shares of Common Stock prior to the time the Rights are redeemed or expire. Accordingly, the Rights will also be issued to holders of Common Stock purchased in an offering of Common Stock under a Prospectus Supplement. Initially, the Rights are represented by the certificates for the Common Stock and will trade only with the Common Stock. The Rights will expire September 11, 2000 unless earlier redeemed by the Company. Unless the Rights are earlier redeemed, if the Company is (i) acquired in a merger or other business combination transaction or (ii) 50 percent or more of the Company's assets or earning power is sold or transferred or if a person or group (with certain exceptions relating to affiliates of the Company) acquires beneficial ownership of 20 percent or more of the outstanding Common Stock (collectively, Acquisition Events), each Right will entitle its holder (other than such a person or group) to purchase, at the then current exercise price, a number of shares of the acquiring Company's common stock, or of the Common Stock of the Company, as the case may be, that would have a market value of twice the exercise price. In addition, unless the Rights are earlier redeemed, if a person or group is determined by the Board to have intentions toward the Company that are not in the long-term best interests of the Company or the Company's stockholders and that person or group has or acquires beneficial ownership of a percentage of common stock of the Company in excess of the ownership limitation applicable to such person or group (which cannot be less than 10 percent) as set by the Board (Triggering Event), each Right will entitle its holder (other than such person or group) to purchase, at the then current exercise price, a number of shares of the Common Stock of the Company that would have a market value equal to twice the exercise price multiplied by a fraction, the numerator of which is 20 percent and the denominator of which is the applicable ownership limitation. Alternatively, upon the occurrence of the foregoing, the Company can, at its discretion, exchange the Rights for one-half the number of shares for which the Rights would otherwise have been exercisable.

     With the approval of the Board (but in certain circumstances only with the consent of certain directors who were in office on September 10, 1990, or whose nomination or election as a director was approved by such directors) the Company can redeem the Rights at any time, at a redemption price of $.01 per share, subject to adjustment, before the occurrence of an Acquisition Event or a Triggering Event.

     The Rights may have certain anti-takeover effects. However, the Board believes that the Rights will assist in countering takeover tactics the Board deems unfair and enhance its ability to negotiate with any potential acquiror of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in four ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to certain purchasers.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered, will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Certain of the underwriters, agents or dealers and their associates may be customers or engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, and for any underwriters, dealers or agents by Milbank, Tweed, Hadley & McCloy, New York, New York.

                            INDEPENDENT ACCOUNTANTS

     The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information for the periods ended June 30 and March 31, 1997 and 1996, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's Quarterly Reports on Form 10-Q for the six-month and three-month periods ended June 30 and March 31, 1997, respectively and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not "reports" or "parts" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Except for the Securities and Exchange Commission registration fees, all expenses in connection with the offering, which will be paid by the Registrant, are estimated as follows:

    SEC Registration Fee......................................................  $148,757
    Printing and Engraving Expenses...........................................    15,000
    Legal Fees and Expenses...................................................    50,000
    Accountant's Fees and Expenses............................................    15,000
    Blue Sky Fees and Expenses................................................    20,000
    Trustee's Fees............................................................    15,000
    Rating Agency Fees........................................................    50,000
    Miscellaneous.............................................................    27,586
                                                                                --------
              Total...........................................................  $365,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify its officers and directors, subject to certain limitations.

     Reference is made to Article Eight of the Registrant's Certificate of Incorporation previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-28494) filed with the Commission on May 3, 1989 and to Article VII, Section 1 of the Registrant's Bylaws previously filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-33361) filed with the Commission on February 6, 1990.

     The Registrant is covered by insurance the general effect of which is to provide (a) coverage for the Registrant with respect to amounts that it is required or permitted to pay to officers or directors under the indemnification provisions described above in this Item 15 and (b) coverage for the officers and directors of the Registrant for liabilities (including certain liabilities under the federal securities laws) incurred by such persons in their capacities as officers or directors for which they are not indemnified by the Registrant.

     Pursuant to the General Corporation Law of the State of Delaware, the Registrant's Certificate of Incorporation limits the personal liability of the directors of the Registrant for monetary damages (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the director derived an improper personal benefit.

     The foregoing summaries are necessarily subject to the complete text of the statute, Certificate of Incorporation, Bylaws, insurance contracts and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16. EXHIBITS

      EXHIBIT
       NUMBER                                        EXHIBIT
-------------------- ------------------------------------------------------------------------
          *1.1       -- Form of Underwriting Agreement (Debt Securities)
          *1.2       -- Form of Underwriting Agreement (Equity Securities)
         **3         -- Restated Certificate of Incorporation of the Registrant

      EXHIBIT
       NUMBER                                        EXHIBIT
-------------------- ------------------------------------------------------------------------
        ***4.1       -- Indenture relating to Senior Debt Securities dated as of September
                        15, 1988 by and between The Bank of New York and the Registrant
       ****4.2       -- First Supplemental Indenture dated as of April 1, 1991 by and between
                        The Bank of New York and the Registrant
           4.3       -- Form of Senior Debt Security (included in Indenture -- Exhibit 4.1)
          *4.4       -- Form of Indenture relating to Senior Subordinated Debt Securities by and between IBJ Schroder Bank & Trust Company and the Registrant
          *4.5       -- Form of Senior Subordinated Debt Security (included in
                        Indenture -- Exhibit 4.4)
        +++4.6       -- Form of Indenture relating to Subordinated Debt Securities by and between the Bank of Montreal Trust Company and the Registrant
        +++4.7       -- Form of Subordinated Debt Security (included in Indenture -- Exhibit
                        4.6)
          +4.8       -- Rights Agreement dated as of September 11, 1990 between the
                        Registrant and Manufacturers Hanover Trust Company
         ++4.9       -- Specimen of Common Stock Certificate
          *5         -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         *12         -- Computation of Consolidated Ratios of Earnings to Fixed Charges and
                        Earnings to Fixed Charges and Preferred Stock Dividend Requirements
                        for the Six Months Ended June 30, 1997 and each of the Five Years in the Period Ended December 31, 1996
         *15         -- Coopers & Lybrand L.L.P. Awareness Letter
         *23.1       -- Consent of Coopers & Lybrand L.L.P.
          23.2       -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in their opinion filed as Exhibit 5)
         *24         -- Powers of Attorney
         *25.1       -- Statement as to Eligibility of the Senior Trustee under the Senior
                        Indenture (Bound Separately)
         *25.2       -- Statement as to Eligibility of the Senior Subordinated Trustee under the Senior Subordinated Indenture (Bound Separately)
         *25.3       -- Statement as to Eligibility of the Subordinated Trustee under the
                        Subordinated Indenture (Bound Separately)

---------------

   * Filed herewith.

  ** Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992.

 *** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-24214) filed with the Commission on September 8, 1988.

**** Incorporated by reference to the Registrant's Amendment No. 2 on Form S-3
     (File No. 33-33361) filed with the Commission on June 29, 1990.

   + Incorporated by reference to the Registrant's Form 8-A, filed on September
     19, 1990.

  ++ Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-36799) filed with the Commission on September 19, 1990.

 +++ Incorporated by reference to the Registrant's Post-effective Amendment No.
     1 on Form S-3 (File No. 33-45611) filed with the Commission on February 22, 1993.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering; and

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5) For the purposes of determining any liability under the Securities Act of 1933:

             (i) The information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registration pursuant to Rule 424(b)(1) or (4) or 487(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 8th day of August, 1997.

                                            ORYX ENERGY COMPANY

                                            By:  /s/ EDWARD W. MONEYPENNY
                                              ----------------------------------
                                                     Edward W. Moneypenny
                                              Executive Vice President, Finance
                                                 and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------

            ROBERT L. KEISER*                Chairman of the Board, Chief
------------------------------------------   Executive Officer, President
             Robert L. Keiser                  and Director (principal
                                                  executive officer)

               JERRY W. BOX*                 Executive Vice President and
------------------------------------------     Chief Operating Officer
               Jerry W. Box                          and Director

        /s/  EDWARD W. MONEYPENNY             Executive Vice President,
------------------------------------------   Finance, and Chief Financial
           Edward W. Moneypenny                  Officer and Director
                                            (principal financial officer)

            ROBERT L. THOMPSON*                 Comptroller (principal
------------------------------------------       accounting officer)
            Robert L. Thompson

           WILLIAM E. BRADFORD*                        Director
------------------------------------------
           William E. Bradford

             SYLVIA A. EARLE*                          Director                 August 8, 1997
------------------------------------------
             Sylvia A. Earle

         DAVID C. GENEVER-WATLING*                     Director
------------------------------------------
         David C. Genever-Watling

              ROBERT B. GILL*                          Director
------------------------------------------
              Robert B. Gill

          DAVID S. HOLLINGSWORTH*                      Director
------------------------------------------
          David S. Hollingsworth

          CHARLES H. PISTOR, JR.*                      Director
------------------------------------------
          Charles H. Pistor, Jr.

             PAUL R. SEEGERS*                          Director
------------------------------------------
             Paul R. Seegers

           IAN L. WHITE-THOMSON*                       Director
------------------------------------------
           Ian L. White-Thomson

*By:       EDWARD W. MONEYPENNY
     -------------------------------
          Edward W. Moneypenny
            Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                  PAGE
---------- -----------------------------------------------------------------------------------
     *1.1  -- Form of Underwriting Agreement (Debt Securities)
     *1.2  -- Form of Underwriting Agreement (Equity Securities)
    **3    -- Restated Certificate of Incorporation of the Registrant
   ***4.1  -- Indenture relating to Senior Debt Securities dated as of September
              15, 1988 by and between The Bank of New York and the Registrant
  ****4.2  -- First Supplemental Indenture dated as of April 1, 1991 by and between
              The Bank of New York and the Registrant
      4.3  -- Form of Senior Debt Security (included in Indenture -- Exhibit 4.1)
     *4.4  -- Form of Indenture relating to Senior Subordinated Debt Securities by and between IBJ Schroder Bank & Trust Company and the Registrant
     *4.5  -- Form of Senior Subordinated Debt Security (included in
              Indenture -- Exhibit 4.4)
   +++4.6  -- Form of Indenture relating to Subordinated Debt Securities by and between the Bank of Montreal Trust Company and the Registrant
   +++4.7  -- Form of Subordinated Debt Security (included in Indenture -- Exhibit
              4.6)
     +4.8  -- Rights Agreement dated as of September 11, 1990 between the
              Registrant and Manufacturers Hanover Trust Company
    ++4.9  -- Specimen of Common Stock Certificate
     *5    -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
    *12    -- Computation of Consolidated Ratios of Earnings to Fixed Charges and
              Earnings to Fixed Charges and Preferred Stock Dividend Requirements
              for the Six Months Ended June 30, 1997 and each of the Five Years in the Period Ended December 31, 1996
    *15    -- Coopers & Lybrand L.L.P. Awareness Letter
    *23.1  -- Consent of Coopers & Lybrand L.L.P.
     23.2  -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in their opinion filed as Exhibit 5)
    *24    -- Powers of Attorney
    *25.1  -- Statement as to Eligibility of the Senior Trustee under the Senior
              Indenture (Bound Separately)
    *25.2  -- Statement as to Eligibility of the Senior Subordinated Trustee under the Senior Subordinated Indenture (Bound Separately)
    *25.3  -- Statement as to Eligibility of the Subordinated Trustee under the
              Subordinated Indenture (Bound Separately)

---------------

   * Filed herewith.

  ** Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1992.

 *** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-24214) filed with the Commission on September 8, 1988.

**** Incorporated by reference to the Registrant's Amendment No. 2 on Form S-3
     (File No. 33-33361) filed with the Commission on June 29, 1990.

   + Incorporated by reference to the Registrant's Form 8-A, filed on September
     19, 1990.

  ++ Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-36799) filed with the Commission on September 19, 1990.

 +++ Incorporated by reference to the Registrant's Post-effective Amendment No.
     1 on Form S-3 (File No. 33-45611) filed with the Commission on February 22, 1993.